Exhibit 99.6
HULIC
This business combination involves the securities of a foreign company.
The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a
U.S. court's judgment.
(Reference Translation of the Japanese Original)
Outline of New Four-Year Business Plan
(Fiscal Year 2012~Fiscal Year 2015)
February 3, 2012

Mapping Out of Midterm Business Plan
HULIC
Operating Environment
Shrinking working-age population
Arrival of aging society
Only Tokyo will maintain its population levels
Decline in demand for office buildings
Sluggish economy domestically and abroad
Lower property values and rental income
Importance of desirable locations
Global companies are hesitant to move to Japan due to
high corporate tax rate and strong yen
Reduced demand for large office buildings

Business Direction
 Achieve sustainable, steady growth in profits focusing on the real estate leasing business.
 Expand proportion of revenue from related businesses in step with the needs of the era.
 (Nursing homes, PPP, CRE business, warehousing, ecological
business, overseas investment, etc.)
 Strengthen subsidiary operations in order to expand the total strength of the Hulic Group.
 Begin preparation to enter into fund management business by taking advantage of increased assets as a result of expanding
M&As, CRE business and PPPs.
 Maintain a highly productive organization that focuses on
added-value of each employee
  Increase financial soundness through financial control
that considers growth and balance.

Basic Strategy

HULIC

Target (FY2014 – FY2015 Plan)

Profitability	Consolidated Ordinary Income 21.0～24.0 billion yen (25-42% increase compared with FY 2011) (Note: CRE business only considers projects in Tokyo. Excludes impact of goodwill)	**Soundness**	Net D/E Ratio	Under 3.0x
			Interest-bearing debt to EBITDA ratio	Under 13x

Basic Strategy of the Midterm Business Plan

Steadily Increase Revenues from Leasing Business

- Raise profitability of old properties through planned implementations of reconstruction
- Expand portfolio through new investments and M&A
- Ensure high capacity utilization by maintaining low vacancy rate

Diversification of Revenue Sources by Developing New Business Areas

- Promote pilot trial to PPPs
- Active approach to a short-term investment business
- Develop CRE business in response to customer needs

Strengthening and Expanding the Overall Company

- Improve ratio of consolidated / non-consolidated revenue through reinforcement of our integrated subsidiaries.
- Launch new projects such as overseas investments and a hotel business
- Get ready to enter into the fund management business (that consists of CRE, PPP and Shoei properties)

Upgrade Our Strategy on CSR Management

- Respond to the needs of an energy-saving society by ecological management
- Make continuous efforts to minimize various risks, such as natural disasters

Further Reinforcement in the Management Structure

- A highly productive organization that focuses on added-value of each employee
- Increase financial soundness through financial control that considers growth and balance.

2

Business Model
HULIC
Subsidiary Income
Warehouses
PPP Business
Revenue from Leasing Business
FY 2011

Overseas Investment
Eco Business
CRE Solutions
Subsidiary Income
Warehouses
PPP Business
Revenue from Leasing Business
FY 2014 - 2015

Overseas investment: Purchase the property in London (2012)
Launch large-scale projects to support stimulation of
businesses of a large company through the long-term.
Aim for ratio of consolidated / non-consolidated
revenue of over 1.1
 oInsurance: Reduce cost, strengthen corporate sales
 oReal estate business subsidiaries: acquisition of
external businesses
 oHotels: Opening of The Gate Hotel Kaminarimon (2012)
 oPrepare entering fund management business
"Trendy" business in the current environment of low
market interest rates.
"PPP Hulic"
As a leading company, Hulic is aggressively proposing
large-scale profitable PPPs in the Tokyo Metropolitan Area.
Over 40 projects are under reconstruction from 2009-2018.
 oNew investment in leasing properties
 oExpand share of nursing homes and retail tenants
 oStrengthen leasing business
Continue annual investments in real estate of around
10 billion yen in total.

Business Growth Schedule

In order to achieve consolidated ordinary income of 30 billion yen by 2018 (Hulic of 10 years later), we define 2012 as the year in which we create a foundation for executing the mid-term business plan.

Growth of our balance sheet. Create cash, aim for positive growth strategy.

【Timing to start new businesses and financial balance】



One-time drop in financial indicators
Improvement of financial indicators due to an increase in profits and decrease in leverage ratio
2011
2012
2013
2014
2015
2018
Ongoing
Reconstruction/Development
PPP
Warehousing business
New
Merger with Shoei
CRE Business
Overseas Real Estate Investment
Hotel Business
Fund Management
Ordinary Income (billion yen)
16.8
18.0
21.0～24.0
30.0

Leverage ratio will gradually improve from 2013, helped by increased revenue from the completion of large-scale construction projects in 2014.

4

Changes in Organization
HULIC
Shareholders' Meeting
Management Advisory Committee
Board of Directors
Board of Auditors
Representative Director and President
Management Meetings
Audit Division

Real Estate Division
Appraisal Dept.
Operation Administration Dept.
Tenant Leasing Dept.
Asset Solutions Dept.
Development Dept.
Business Planning Dept.
Strategic Planning Dept.
Development Planning Office
Business Implementation Office
CRE Solutions Office
PPP Office
Investment Office
Technology Planning Office
Business Planning Division

Planning and Management Division
Legal/Compliance Dept.
System/Operations Dept.
Accounting Dept.
Finance Dept.
Human Resources Dept.
PR/IR Dept.
General Planning Dept.

Projection of Indicators
HULIC
Midterm Plan Period
FY 2011
Results
FY 2012 Projection (Initial Year)
FY 2014 - 2015 Projection (4 Years Later)
FY 2018(Goal)

Operating Income
(Growth ratio v. FY 2011)
(billion yen)
Ordinary Income
(Growth ratio v. FY 2011)
(billion yen)
Net Income for Period
(Growth ratio v. FY 2011)
(billion yen)

EBITDA
(Growth ratio v. FY 2011)
(billion yen)
Interest-bearing debt/EBITDA ratio
(billion yen)
Net D/E ratio
(billion yen)

19.8 21.5 (8.5%) 25.0~28.0 (26~41%) -
16.8 18.0 (7.1%) 21.0~24.0 (25~42%) 30.0
9.3 9.5 (2.1%) 12.0~14.0 (29~50%) -

26.6 29.3 (10.1%) 32.0~36.0 (20~35%) -
11.7 14.3(*)  Within 13.0   -
3.1 4.1  Within 3.0  -
(*) On a pro forma basis

Changes in Financial Base
HULIC
2012: One time drop in financial indicators - Prioritize
operational integration and growth strategy
Each financial indicator is projected to improve in the
final year of midterm business plan compared to the initial year.

(billion yen)
Interest-bearing debt
EBITDA
(billion yen)
500
450
400
350
300
250
200
150
100
50
0

26.6
310.3
466.1
29.3
455.5
36.0
EBITDA increase

40
35
30
25
20
15
10
5
0
FY 2011
FY 2012
FY 2014-2015

(multiple)
Interest-bearing debt/EBITDA ratio
Net D/E ratio
16.0
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
13.6
3.0
11.7
3.0
14.3
4.1
Improve ratios during course of midterm plan
13.0
2.9
FY 2010
FY 2011
FY 2012
FY 2014-2015
(Note: Net D/E ratio = (Interest-bearing debt-cash)/ shareholdes' equity
(*) On a pro forma basis